UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 28, 2013

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orland, FL 32801

(Address of principal executive offices)

(407)-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2013, through wholly-owned subsidiaries, we became obligated pursuant to an agreement of sale dated June 26, 2013, as amended on August 9, 2013, August 23, 2013 and August 28, 2013 to acquire real estate property (“Woodbury Mews”) from Three WM Real Estate, LLC, Three WM Operating, LLC, Four WM Real Estate, LLC and Four WM Operating, none of which are affiliated with us, for an approximate purchase price of $39.0 million. Woodbury Mews consists of a 129 unit independent living facility, a 98 unit assisted living facility, and four undeveloped land parcels located in Woodbury, New Jersey. Except with respect to specific contingencies, we do not have the right to terminate the agreement of sale without seller’s consent. We expect to fund the purchase of Woodbury Mews with proceeds from the sale of preferred stock in us and preferred units of limited partnership interest in Sentio Healthcare Properties OP, L.P., our operating partnership to an affiliate of Kohlberg Kravis Roberts & Co. in accordance with a securities purchase agreement executed on February 10, 2013, and with proceeds from a mortgage loan from an unaffiliated lender.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and analyzed how the property compares to comparable properties in its market.

Pursuant to the agreement of sale, we have paid an aggregate deposit of $750,000 to an escrow account, and we are obligated to pay a portion of certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable except with respect to specific contingencies upon the expiration of the due diligence.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: September 3, 2013	By:	/s/Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer